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                                                                    Exhibit 23.1



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in this Registration Statement on Form S-1 of Hyseq, Inc. for the registration of 287,500 shares of its common stock of our report dated February 20, 1997 (except for Note 10 as to which the date is July 31, 1997), with respect to the consolidated financial statements for Hyseq, Inc. for the year ended December 31, 1996 and to the reference of our firm under the captions "Experts" and "Selected Financial Data" which are all included in the Registration Statement on Form S-1 of Hyseq, Inc. (No. 333-29091) and incorporated by reference in this Registration Statement.

                                                           /s/ ERNST & YOUNG LLP

Palo Alto, California
August 7, 1997